Exhibit 1.1

CONTRACT FOR THE CONSTRUCTION AND SALE

OF A

210-FOOT DIESEL ELECTRIC POWERED

PLATFORM SUPPLY VESSEL

(HULL NO. ___)

BETWEEN

BENDER SHIPBUILDING & REPAIR CO., INC.

as “Builder”

AND

TRICO MARINE ASSETS, INC.

as “Buyer”

INDEX

 ARTICLE I - DESCRIPTION AND CLASS

A. Description:
B. Dimensions and Characteristics:
C. Classification, Rules and Regulations:
D. Subcontracting:
E. Maker’s List:

ARTICLE II - CONTRACT PRICE AND TERMS OF PAYMENT

A. Contract Price:
B. Terms of Payment:

ARTICLE III - ADJUSTMENT OF CONTRACT PRICE

A. Delivery:
B. Maximum Liquidated Damages and Effect of Rescission:

ARTICLE IV - APPROVAL OF PLANS AND DRAWINGS AND

INSPECTION DURING CONSTRUCTION

A. Approval of Plans and Drawings:
B. Appointment of Buyer’s Representative:
C. Inspection by Buyer’s Representative:
D. Facilities:
E. Liability of Builder:
F. Responsibility of Buyer:

 ARTICLE V - MODIFICATIONS

A. Modifications of Specifications:
B. Change in Class:
C. Substitution of Materials:

ARTICLE VI - TRIALS

A. Notice:
B. Weather Conditions:
C. How Conducted:
D. Method of Acceptance or Rejection:
E. Effect of Acceptance:
F. Disposition of Surplus Consumable Stores:

ARTICLE VII - DELIVERY

A. Time and Place:
B. When and How Effected:
C. Documents to be Delivered to Buyer:
D. Tender of Vessel:
E. Title and Risk:
F. Removal of Vessel:
ARTICLE VIII - DELAYS AND EXTENSION OF TIME FOR DELIVERY (FORCE MAJEURE)

A. Causes of Delay:
B. Notice of Delay:
C. Definition of Permissible Delay:
D. Disputes as to Extent of Permissible Delay:

ARTICLE IX - WARRANTY OF QUALITY

A. Warranty:
B. Notice of Defects:
C. Remedy of Defects:
D. Extent of Builder’s Responsibility:

ARTICLE X - BUILDER’S DEFAULT

A. Default by Builder:
B. Remedies for Builder’s Default:

ARTICLE XI - BUYER’S DEFAULT

A. Default by Buyer:
B. Remedies for Buyer’s Default:

ARTICLE XII - INSURANCE

A. Extent of Insurance Coverage:
B. Application of Recovered Amount:
C. Termination of Builder’s Obligation to Insure:

ARTICLE XIII - DISPUTE RESOLUTION

ARTICLE XIV - RIGHT OF ASSIGNMENT

ARTICLE XV - TAXES

ARTICLE XVI - PATENTS, TRADEMARKS, COPYRIGHTS, ETC.

A. Patents, Trademarks and Copyrights:
B. General Plans, Specifications and Working Drawings:

ARTICLE XVII - BUYER’S SUPPLIES

A. Responsibility of Buyer:
B. Responsibility of Builder:

 ARTICLE XVIII - NOTICES

A. Address:
B. Language:
ARTICLE XIX - TITLE

ARTICLE XX - INTERPRETATION

A. Laws Applicable:
B. Discrepancies:
C. Entire Agreement:

ARTICLE XXI - LIMITATION OF LIABILITY AND NO BROKERAGE

A. Limitation of Liability:
B. Brokerage:

 ARTICLE XXII - INDEMNITIES

A. Builder Indemnity:
B. Buyer Indemnity:

ARTICLE XXIII - EFFECTIVE DATE OF CONTRACT

EXHIBIT [ A ] - The Specifications

EXHIBIT [ B ] - The Drawings

EXHIBIT [ C ] - Milestone Payment Schedule

EXHIBIT [ D ] - Protocol of Delivery and Acceptance

CONTRACT FOR THE CONSTRUCTION AND SALE OF A
210-FOOT DIESEL ELECTRIC POWERED PLATFORM SUPPLY VESSEL

THIS CONTRACT, dated as of this 1st day of September, 2006, by and between Bender Shipbuilding & Repair Co., Inc., a corporation organized and existing under the laws of Alabama (“Builder”), having its principal office at 265 South Water Street, Mobile, AL 36603 (“the Shipyard”), and Trico Marine Assets, Inc., a corporation organized and existing under the laws of Delaware (“Buyer”), having its principal office at 2401 Fountainview, Suite 920, Houston, TX 77057.

WITNESSETH:

In consideration of the mutual covenants herein contained, Builder agrees to build, launch, equip and complete at the Shipyard and sell and deliver to Buyer after completion and successful sea trials one , 210’ x 54’ x 19’, Diesel Electric Powered, Platform Supply Vessel, as more fully described in Article I hereof (hereinafter called the “Vessel”) to be registered under the United States flag, and Buyer agrees to purchase and take delivery of the Vessel from Builder at the Shipyard and to pay for the same, all upon the terms and conditions hereinafter set forth.

ARTICLE I - DESCRIPTION AND CLASS

A.	Description:

The Vessel shall have Builder’s Hull No. and shall be constructed, equipped and completed in accordance with the provisions of this Contract (the “Contract Work”), and the Specifications (“the Specifications”) and Drawings (“Drawings”) signed by each of the parties hereto for identification and attached hereto as Exhibits [“A” ] and [“B” ] and made an integral part hereof.

B.	Dimensions and Characteristics:

Dimensions:

Overall length: 210 feet x Breadth moulded: 54 feet x Depth: 19 feet

The details of the above dimensions, as well as definitions and methods of measurements and calculations are more fully described in the Specifications.

C.	Classification, Rules and Regulations:

1.
The Vessel, including its machinery, equipment and outfitting shall be constructed in accordance with the rules (as published and interpreted as of the date of this Contract, and the edition and amendments thereto being in force as of the date of this Contract, and any published rules, regulations and circulars applicable to the Vessel at the date of signing this Contract to come into force prior to delivery of the Vessel) of and under special survey of the American Bureau of Shipping (herein called the “Classification Society”), with the notation set out in the Specifications (herein referred to as the “Class”).

2.	Decisions of the Classification Society as to compliance or non-compliance with the rules thereof shall be final and binding upon both parties hereto.

3.
The Vessel shall also comply with the rules, regulations and requirements of other regulatory bodies as described in the Specifications, as the same have been publicly interpreted and were in effect as of the date of this Contract.

4.	All fees and charges incidental to the classification and with respect to compliance with the above referred rules, regulations and requirements shall be for account of Builder.

5.
The Drawings, materials, and workmanship entering into the construction of the Vessel shall at all times be subject to inspections and tests in accordance with the rules and regulations of the Classification Society.

6.
Builder is solely responsible for all the work necessary to design, construct, and complete the Vessel in accordance with this Contract, the Specifications and the Drawings, and the aforementioned rules, regulations, and requirements of the Classification Society and any other relevant government or regulatory agency. Approval by the Buyer and/or by the Classification Society of the Drawings and/or other matters submitted for approval by the Builder shall in no event relieve Builder of its responsibility to deliver the Vessel in accordance with this Contract and the Specifications.

D.	Subcontracting:

Builder may, at its sole discretion and responsibility, subcontract any portion of the construction work of the Vessel to qualified subcontractors. The Builder shall remain fully responsible for quality and performance of such subcontracted work under this Contract.

E.	Maker’s List:

Buyer has reviewed and approved the list of suppliers nominated by Builder for delivery of certain therein defined equipment, machinery and services (herein referred to as the “Maker’s List”) signed by each of the parties hereto for identification and attached hereto and made an integral part hereof. Builder shall endeavor to select suppliers for the therein-defined equipment, machinery and services from the Maker’s List, and may, without the interference of Buyer, in its sole discretion, select between the different suppliers nominated therein. However, if Buyer requests Builder to order any equipment, machinery or services from a particular supplier listed on the Maker’s List, Builder will take all reasonable steps to comply with such request, provided that Buyer shall reimburse Builder any reasonable extra costs associated with such request.

ARTICLE II - CONTRACT PRICE AND TERMS OF PAYMENT

A.	Contract Price:

The purchase price for the Vessel is seventeen million six hundred thousand United States Dollars(US$17,600,000.00) (herein called the “Contract Price”), which is exclusive of Buyer’s Supplies as provided in Article XVII hereof and shall be subject to upward or downward adjustment, if any, as hereinafter set forth in this Contract.

B.	Terms of Payment:

The Contract Price shall be paid by Buyer to Builder in accordance with a milestone payment schedule, which is attached hereto as Exhibit [“C”]. Payment or credit for any Modifications (as defined in Article V below) shall be due or applied upon completion of each such Modification and reflected in Builder’s invoice for the immediately following milestone payment.

C. Method of Payment:
The Builder shall give written notice to the Buyer about the expected date of each of the milestone events listed at Exhibit “C” (each a “Milestone Event”) at least five (5) business days prior to such a Milestone Event. Upon completion of said Milestone Event, Builder shall confirm completion in writing, and said notice of completion shall be co-signed by the Classification Society, together with a confirmation of the same by the Buyer’s Representative confirming the successful achievement of the Milestone Event. The corresponding payment shall be remitted by the Buyer promptly but not later than three (3) business days counting from the date of receipt by the Buyer of such written confirmation of Milestone completion from Builder. The Buyer, against proforma invoice addressed to the Buyer, shall remit the amount of this milestone payment by wire transfer for the account of the Builder as set forth below:

Transfer to
XXXXXXXXXXXXXXXX

For the Account of
Xxxxxxxxxxxxxx

.

 ARTICLE III - ADJUSTMENT OF CONTRACT PRICE

The Contract Price shall be subject to adjustment, as hereinafter set forth, in the event of the following contingencies (it being understood by both parties that any reduction of the Contract Price is by way of liquidated damages and not by way of penalty):

A.	Delivery:

1.
No adjustment shall be made and the Contract Price shall remain unchanged for the first thirty (30) days of delay in delivery of the Vessel beyond the Delivery Date as defined in Article VII hereof (ending as of twelve o’clock midnight Central Standard Time of the thirtieth (30th) day of delay).

2.
Builder recognizes that the timely delivery of the Vessel is critical to the operation and success of Buyer’s business, and that any failure to timely deliver the completed Vessel is likely to result in Buyer sustaining significant damages which may be difficult to measure. Further, the Parties acknowledge that longer delays may have commercial ramifications that would likely result in even greater damages which may be difficult to measure. Accordingly, the Parties have agreed to the following measure of damages to be paid by Builder to the Buyer in the event of Builder’s failure to timely deliver the completed Vessel. The following measure of damages represents a reasonable estimate of the damages that may be sustained by the Buyer in the event that Builder fails to timely deliver the Vessel.

If the delivery of the Vessel is delayed more than thirty (30) days after the Delivery Date, then, in such event, beginning at twelve o’clock midnight of the thirtieth (30th) day after the Delivery Date, the Builder shall pay to the Buyer liquidated damages at the rates and in the manner specified below:

31st-60th day   $5,000.00  per diem
61st-90th day   $5,500.00 per diem
90th day   $50,000 payment
91st-120th day   $6,000.00 per diem
120th day   $75,000 payment
121st-150th day   $6,500.00 per diem
150th day   $100,000 payment
151st-180th day   $7,000.00 per diem

Provided, that prior to exercising such right to deduct any such liquidated damages, Buyer shall set forth in writing to Builder the amount (and related supporting calculations) of the liquidated damages claimed by Buyer. If Builder disputes any such claimed liquidated damages, then an amount equal to the amount claimed by Buyer shall be placed in escrow by Buyer pursuant to an escrow agreement and with an escrow agent mutually satisfactory to Buyer and Builder until such time as the dispute with respect to the underlying claim is resolved between the parties by mutual agreement or pursuant to Article XIII below.

At Buyer’s option, the Builder shall pay any liquidated damages directly to Buyer or Buyer may deduct the amount of any liquidated damages from the Contract Price or other amounts owing to Builder or invoiced hereunder.

3.
The total reduction in the Contract Price shall not be more than as would be the case for a delay of one hundred eighty (180) days, counting from midnight of the thirtieth (30th) day after the Delivery Date at the above-specified rate of reduction.

4.
If the delay in delivery of the Vessel should continue for a period of one hundred eighty (180) days from the thirty-first (31st) day after the Delivery Date, then in such event, and after such period has expired, Buyer may at its option rescind this Contract in accordance with the provisions of Article X hereof. Builder may, at any time after the expiration of the aforementioned one hundred eighty(180) days of delay in delivery, if Buyer has not served notice of rescission as provided in Article X hereof, demand in writing that Buyer shall make an election, in which case Buyer shall, within fifteen (15) days after such demand is received by Buyer, notify Builder of its intention either to rescind this Contract or to consent to the delivery of the Vessel at an agreed reduction in price and future date; it being understood by the parties hereto that, if the Vessel is not delivered by such future date, Buyer shall have the same right of rescission upon the same terms and conditions as hereinabove provided.

5.
Notwithstanding the foregoing, in the event Hull Number ___ is delivered late and results in liquidated damages accrued to the Builder, and Builder delivers Hull Number 8066 before its delivery date, Builder shall recover accrued liquidated damages for Hull Number ____ by an amount equal to the total of the amounts set forth in the schedule of liquidated damages (Article 2 above) for each day that delivery of Hull 8066 is early. For the avoidance of any doubt, if Builder delivers Hull 8066 fifteen (15) days early, Builder shall be entitled to an offset of seventy-five thousand United States Dollars (US$75,000.00), or fifteen (15) days multiplied by US$5,000.00 per day. Any payment due to Builder under this Article III(A)(5) will be agreed at the time of delivery of Hull 8066 prior to the Delivery Date and paid at the time of delivery of Hull 8066.

6.
If Buyer requests in writing that the delivery of the Vessel be made earlier than the Delivery Date, and if the delivery of the Vessel is made, in response to such request of Buyer, more than thirty (30) days earlier than the Delivery Date, then, in such event, beginning with the thirty-first (31st) day prior to the Delivery Date, the Contract Price of the Vessel shall be increased by adding thereto five thousand United States Dollars (US$5,000.00) for each full day (it being understood that Builder's acceptance of such request by Buyer for early delivery shall in no way be construed as a change or alteration of the Delivery Date under this Contract).

B.	Maximum Liquidated Damages and Effect of Rescission:
Notwithstanding any other provision of this Article III, it is expressly understood and agreed by the parties hereto that in any case:
1.	The aggregate liquidated damages due for payment by Builder to Buyer pursuant to this Article III shall not exceed $936,000.00 and;

2.	If Buyer rescinds this Contract under Paragraph A of this Article III, Buyer shall not be entitled to any liquidated damages.

ARTICLE IV - APPROVAL OF PLANS AND DRAWINGS AND
INSPECTION DURING CONSTRUCTION
A.	Approval of Plans and Drawings:

1.
Builder shall submit to Buyer three (3) copies of the plans and drawings required to be submitted thereto for its review in accordance with the Specifications. Buyer shall, within ten (10) days after receipt thereof, return to Builder one (1) copy of such plans and drawings with Buyer’s comments written thereon, if any.

2.
When and if Buyer’s Representative shall have been sent by Buyer to Builder in accordance with Paragraph B of this Article, Builder may submit the plans and drawings to Buyer’s Representative for his review, unless otherwise agreed upon between the parties. Buyer’s Representative shall, within ten (10) days after receipt thereof, return to Builder one (1) copy of such plans and drawings with his comments written thereon, if any. Review by Buyer’s Representative of the plans and drawings duly submitted to him shall be deemed to be the review by Buyer for all purposes of this Contract. In the event that the comments of the Buyer or the Buyer’s Representative provided pursuant to this Article IV(A)(2) and the preceding Article IV(A)(1) are not agreed by the Builder, the parties hereby agree to negotiate in good faith with a view to settlement of the same within fifteen (15) days, subject to mutually agreed extension, failing which the matter shall be decided upon by a senior surveyor of the Classification Society.

3.
In the event that Buyer or Buyer’s Representative shall fail to return the plans and drawings to Builder within the time limit as hereinabove provided, such plans and drawings shall be deemed to have been automatically reviewed without any comment.

B.	Appointment of Buyer’s Representative:

Buyer may send to and maintain at the Shipyard, at Buyer’s own cost and expense, one representative who shall be duly authorized in writing by Buyer (herein called “Buyer’s Representative”) to act on behalf of Buyer in connection with modifications of the Specifications, adjustments of the Contract Price, approval of the plans and drawings, attendance to the tests and inspections relating to the Vessel, its machinery, equipment and outfitting, and any other matters for which he is specifically authorized by Buyer.

Buyer shall only have one representative with authority to approve any change order in connection with any work performed on the Vessel in connection with this Contract, and that representative is Larry D. Francois. Change orders for additional work under this contract will be considered approved only when Larry D. Francois has stated such approval in a writing specifying that work subject to the change order, and the agreed price for said work.

C.	Inspection by Buyer’s Representative:

1.
The necessary inspections of the Vessel, its machinery, equipment and outfitting shall be carried out by the Classification Society, other regulatory bodies and/or an inspection team of Builder throughout the entire period of construction, in order to ensure that Milestone Events have been achieved and that the construction of the Vessel is duly performed in accordance with this Contract and the Specifications. Buyer’s Representative shall have, during construction of the Vessel, the right to attend all tests, trials and inspections of the Vessel, its machinery, equipment and outfitting. Builder shall give a notice to Buyer’s Representative reasonably in advance of the date and place of such tests and inspections to be attended by him for his convenience. Failure of Buyer’s Representative to be present at such tests and inspections after due notice to him as above provided shall be deemed to be a waiver of his right to be present, but shall not be deemed a waiver of any warranties herein or of Builder’s obligations to correct any non-conformities.

2.
In the event that Buyer’s Representative discovers any construction or material or workmanship which is not deemed to conform to the requirements of this Contract and/or the Specifications, Buyer’s Representative shall promptly give Builder a notice in writing as to such non-conformity. Upon receipt of such notice from Buyer’s Representative, Builder shall correct such non-conformity, if Builder agrees to his view. If the Builder does not agree, Builder shall notify the Buyer’s Representative in writing of the extent to which Builder does not agree that corrective measures are required. In the event of a difference of opinion between the Parties hereto, the Builder or the Buyer may request resolution of the matter in accordance with Article XIII hereof. In all working hours during the construction of the Vessel until delivery thereof, Buyer’s Representative shall be given free and ready access to the Vessel, its engines and accessories, and to any other place where work is being done, or materials are being processed or stored, in connection with the construction of the Vessel, including the yards, workshops, stores and offices of Builder. Builder shall seek to arrange with Builder’s subcontractors that Buyer’s Representative has a similar right of inspection and supervision in respect of the work performed by the subcontractors.

D.	Facilities:

Builder shall furnish Buyer’s Representative with adequate office space, and such other reasonable facilities according to the Builder’s practice at or in the immediate vicinity of the Shipyard as may be necessary to enable them to effectively carry out their duties.

F.	Responsibility of Buyer:

1.
Buyer shall undertake and assure that Buyer’s Representative shall carry out his duties hereunder in accordance with the normal shipbuilding practice of Builder and in such a way as to avoid any unnecessary increase in building cost, delay in or interference with the construction of the Vessel, and/or any disturbance in the construction schedule of Builder.

2.
Builder has the right to request Buyer to replace a Buyer’s Representative who Builder deems unsuitable and unsatisfactory for the proper progress of the Vessel’s construction. Buyer shall investigate the situation by sending a senior executive to the Shipyard if necessary, and if Buyer considers that such Builder’s request is justified, Buyer shall effect such replacement as soon as practicable.

ARTICLE V - MODIFICATIONS
A.	Modifications of Specifications:

1.
The Specifications may be modified and/or changed by written agreement of the parties, provided that such modifications and/or changes or an accumulation thereof will not, in Builder’s reasonable judgment, adversely affect Builder’s planning or program in relation to Builder’s other commitments, and provided, further, that Buyer shall first agree, before such modifications and/or changes are carried out, to alterations in the Contract Price, the Delivery Date and other terms and conditions of this Contract and Specifications occasioned by or resulting from such modifications and/or changes. Builder agrees to use best commercial efforts to accommodate any such reasonable requests by the Buyer so that any changes and modifications will be made at a reasonable cost and within the shortest period of time as is reasonably possible.

2.
Such agreement may be effected by an exchange of letters signed by the authorized representatives of the parties hereto manifesting agreements of the parties hereto, which shall constitute amendments to this Contract and/or the Specifications.

3.
Builder may make minor changes to the Specifications, if found necessary for introduction of improved production methods or otherwise, provided that Builder shall first obtain Buyer’s written approval, which shall not be unreasonably withheld, and, if required, the written approval of the Classification Society.

B.	Change in Class:

In the event that, after the date of this Contract, any requirements as to class, or as to rules and regulations (or the interpretation thereof) to which the construction of the Vessel are required to conform, are altered or changed by the Classification Society, the US Coast Guard or any other regulatory bodies authorized to make such alterations or changes, the following provisions shall apply:

1.
If such alterations or changes are compulsory for the Vessel, either of the parties hereto, upon receipt of such information from the Classification Society, the US Coast Guard or such other regulatory bodies, shall promptly transmit the same to the other in writing, and Builder shall thereupon incorporate such alterations or changes to the construction of the Vessel, provided that Buyer shall first agree to adjustments required by Builder in the Contract Price, the Delivery Date and other terms and conditions of this Contract and the Specifications occasioned by or resulting from such alterations or changes.

2.
If such alterations or changes are not compulsory for the Vessel, but Buyer desires to incorporate such alterations or changes into the construction of the Vessel, then, Buyer shall notify Builder of such intention. Builder must accept such alterations or changes, provided that such alterations or changes will not, in the reasonable judgment of Builder, adversely affect Builder’s planning or program in relation to Builder’s other commitments, and provided, further, that Buyer shall first agree to adjustments required by Builder in the Contract Price, the Delivery Date and other terms and conditions of this Contract and the Specifications occasioned by or resulting from such alterations or changes.

Agreements as to such alterations or changes under this Article shall be made in the same manner as provided in Article A of this Article for modifications or changes to the Specifications.

C.	Substitution of Materials:

In the event that any of the materials required by the Specifications or otherwise under this Contract for the construction of the Vessel cannot be procured in time or are in short supply to maintain the Delivery Date of the Vessel, Builder may, provided that Buyer shall so agree in writing, which agreement shall not be unreasonably withheld, supply other materials capable of meeting the requirements of the Classification Society, or of the US Coast Guard and of the rules, regulations and requirements with which the construction of the Vessel must comply. Any agreement as to such substitution of materials shall be effected in the manner provided in Article A of this Article, and shall, likewise, include alterations in the Contract Price and other terms and conditions of this Contract occasioned by or resulting from such substitution.

ARTICLE VI - TRIALS

A.	Notice:

Buyer shall receive from Builder at least three (3) days prior notice in writing of the scheduled time and place of the trial runs of the Vessel, and Buyer shall promptly acknowledge receipt of such notice. Builder shall also provide Buyer with twenty-four (24) hours definite notice of the time and place for scheduled sea trials, and Buyer shall promptly confirm receipt of same. Buyer shall have Buyer’s Representative on board the Vessel to witness such trial runs. Should Buyer’s Representative fail to attend the trial run of the Vessel for any reason after due notice by Buyer as provided above, this will be deemed a waiver of Buyer’s right to have a representative on board the Vessel during the trial run. Builder, in this case only, may conduct the trial run without Buyer’s Representative being present, and in such case Buyer will be obliged to accept Builder’s certification that the Vessel, during its trial run, was found to conform to the Contract and the Specifications.

B.	Weather Conditions:

The trial runs shall be carried out under weather conditions deemed favorable enough in the judgment of Builder. In the event of unfavorable weather on the date specified for the trial runs, the same shall take place on the first available day thereafter that the weather condition permits. If during a trial run of the Vessel, the weather should suddenly become so unfavorable that orderly conduct of that trial run can no longer be continued, that trial run shall be discontinued and postponed until the first favorable day next following, unless Buyer shall assent in writing to acceptance of the Vessel on the basis of the trial runs already made before such discontinuance has occurred.

Any delay of trial runs caused by such unfavorable weather condition shall operate to postpone the Delivery Date by the period of delay involved and such delay shall be deemed as a permissible delay in the delivery of the Vessel.

C.	How Conducted:

1.
All expenses in connection with the trial runs are to be for the account of Builder and Builder shall provide at its own expense the necessary crew to comply with conditions of safe navigation. The trial runs shall be conducted in the manner prescribed in the Specifications, and shall prove fulfillment of the performance requirements for the trial runs as set forth in the Specifications. Builder shall determine the course of the trial runs.

2.
Notwithstanding the foregoing, fuel oil, lubricating oil and greases necessary for the trial runs of the Vessel shall be supplied by Builder at the Shipyard prior to the time of the trial runs, and Buyer shall pay Builder upon delivery of the Vessel the cost of the quantities of fuel oil, lubricating oil and greases not consumed during the trial runs at their original purchase price, supported by invoice or other proper documentation.

D.	Method of Acceptance or Rejection:

1.
Upon completion of the final trial run, Builder shall give Buyer written notice of such completion of the final trial run, and that Builder considers that the results of the trial runs indicate conformity of the Vessel to this Contract and the Specifications. Buyer shall, within three (3) days after receipt of such notice from Builder, provide Builder written notice of its acceptance or rejection of the Vessel.

2.
Should the parties agree that the results of the trial runs indicate that the Vessel, or any part or equipment thereof, does not conform to the requirements of this Contract and/or the Specifications, or if Builder is in agreement with the non-conformity specified in Buyer’s notice of rejection, Builder shall take necessary steps to correct such non-conformity. Upon completion of correction of such non-conformity, Builder shall give Buyer written notice thereof. Buyer shall then have a period of five (5) days following the completion of such alterations or corrections to re-inspect the Vessel and/or to observe further sea trial runs conducted by the Builder at its expense, if such trials are reasonably necessary to test the repairs. Within five (5) days after Buyer’s re-inspection and/or observation of re-trial runs, Buyer shall notify Builder of its acceptance or rejection of the Vessel.

3.
In any event that Buyer rejects the Vessel, Buyer shall indicate in its notice of rejection in what respect the Vessel, or any part or equipment thereof, does not conform to this Contract and/or the Specifications.

4.
In event that Buyer fails to provide Builder written notice of the acceptance of or the rejection together with the reason therefor of the Vessel within the period as provided in the above SubArticle 1 or 2, Buyer shall be deemed to have accepted the Vessel.

E.	Effect of Acceptance:

1.
Acceptance of the Vessel as above provided shall be final and binding so far as conformity of the Vessel to this Contract and the Specifications is concerned and shall preclude Buyer from refusing formal delivery of the Vessel as hereinafter provided, if Builder complies with all other procedural requirements for delivery as provided in Article VII hereof. Such acceptance, however, shall not waive claims for defective work discovered during the warranty period.

2.
If any work or items on the Vessel are incomplete or missing when the Vessel otherwise is ready for delivery and such work or items do not, in the reasonable opinion of the Buyer, materially affect the operation of the Vessel nor are likely to cause damage or excessive deterioration to the Vessel, Buyer shall, at its option in its reasonable discretion, conditionally accept the Vessel subject to the right of Buyer to have such items completed in a reasonable manner and period of time.

F.	Disposition of Surplus Consumable Stores:

Should any fresh water or other consumable stores furnished by Builder for the trial runs remain on board the Vessel at the time of acceptance thereof by Buyer, Buyer agrees to buy the same from Builder at the original purchase price thereof, supported by invoice or other proper documentation, and payment by the Buyer shall be effected upon delivery of the Vessel.

ARTICLE VII - DELIVERY

A.	Time and Place:

1.
The Vessel shall be delivered by Builder to Buyer at the Shipyard on or before March 22, 2008, except that, in the event of delays in the construction of the Vessel or any performance required under this Contract due to causes which under the terms of this Contract permit postponement of the date for delivery, the aforementioned date for delivery of the Vessel shall be postponed accordingly. The aforementioned date, or such later date to which the requirement of delivery is postponed pursuant to such terms, is herein called the “Delivery Date.” The Builder shall provide notice to the Buyer of the expected date of delivery at least thirty (30) calendar days prior to said expected date and shall also provide Buyer with definite notice of the scheduled delivery date immediately upon completion of the final sea trial run.

2.
If the Vessel is ready in all respects for delivery before the Delivery Date, Buyer shall be obliged to agree to such earlier delivery, provided Builder has otherwise complied with all other procedural requirements for delivery as provided for herein.

B. When and How Effected:

Provided that Buyer shall have fulfilled all of its obligations stipulated under this Contract, delivery of the Vessel shall be effected forthwith by the execution by both parties, in duplicate, of a Protocol of Delivery and Acceptance substantially in the form of Exhibit [“D”] hereto. The parties may agree to treat any unfinished work as “punch list work” and execute the Protocol of Delivery and Acceptance subject to the completion thereof on a schedule mutually agreed to by the parties.

C.	Documents to be Delivered to Buyer:

Upon delivery and acceptance of the Vessel, Builder shall deliver to Buyer the following documents, which shall be attached to the Protocol of Delivery and Acceptance:

1.	List of consumable stores, referred to under Article VI(C)(2), including the original purchase price thereof as evidenced by attached invoice or other proper documentation.

2.
All certificates, including Builder’s Certificate in form satisfactory for recording with the U.S. Coast Guard, required to be furnished upon delivery of the Vessel pursuant to this Contract and the Specifications. If, through no fault on the part of Builder, the classification and/or other certificates are not available at the time of delivery of the Vessel, provisional certificates shall be accepted by Buyer, provided that Builder shall furnish Buyer with the formal certificates as promptly as possible after such formal certificates have been issued.

3.
Builder’s Bill of Sale, in form satisfactory for recording with the U.S. Coast Guard, certifying that the Vessel is delivered to Buyer free and clear of any liens, charges, claims, mortgages, or other encumbrances upon Buyer’s title thereto for which Builder is responsible under this Contract.

4.	Drawings pertaining to the Vessel as stipulated in the Specifications.

5.	Commercial Invoice.

D.	Tender of the Vessel:

If Buyer fails to take delivery of the Vessel after completion thereof according to this Contract and the Specifications without any justifiable reason, Builder shall have the right to tender delivery of the Vessel after compliance with all procedural requirements as above provided.

E.	Title and Risk:

Title to and risk of loss of the Vessel shall pass to Buyer only upon delivery and acceptance thereof having been completed as stated above; it being expressly understood that, until such delivery is effected, title to and risk of loss of the Vessel and her equipment shall be in Builder.

F.	Removal of the Vessel:

Buyer shall take possession of the Vessel immediately upon delivery and acceptance thereof and shall remove the Vessel from the Shipyard within three (3) days after delivery and acceptance thereof is effected. If Buyer shall not remove the Vessel from the Shipyard within the aforesaid three (3) days, then, in such event Buyer shall pay to Builder reasonable mooring charges in accordance with Builder’s published rates in effect at the time.

ARTICLE VIII - DELAYS AND EXTENSION OF TIME
FOR DELIVERY (FORCE MAJEURE)

A.	Causes of Delay:

If, at any time before the actual delivery, either the construction of the Vessel or any performance required as a prerequisite of delivery of the Vessel are delayed due to Acts of God; acts of princes or rulers; orders by government authorities; war or other hostilities or preparations therefor; blockade; revolution, insurrections, mobilization, civil war, civil commotion or riots; vandalism; sabotages; general or local strikes, lockouts or other labor disturbances (other than strikes, lockouts, or disturbances limited to personnel of Builder or Shipyard); labor shortage (other than labor shortage limited to personnel of Builder or Shipyard); plague or other epidemics; quarantines; flood, typhoons, hurricanes, storms or other weather conditions not included in normal planning; earthquakes; tidal waves; landslides; fires, explosions; embargoes;; import restrictions; prolonged failure, shortage or restriction of electric current, oil or gas supplied to Builder’s premises or the Shipyard; destruction of, or damage to, the Shipyard or premises of Builder, its subcontractors or suppliers, or of or to the Vessel or any part thereof, by any causes herein; or any other events, causes or accidents beyond the reasonable control of either party hereto which, despite the exercise of reasonable efforts by the affected party, makes continuance of construction or performance hereunder impossible, the Delivery Date shall be postponed for a period of time which shall not exceed the total accumulated time of all such delays.
B.	Notice of Delay:

Within five (5) days from the date when Builder knows or reasonably should have known of the commencement of the delay on account of which Builder claims that it is entitled under this Contract to a postponement of the Delivery Date, Builder shall notify Buyer in writing, together with supporting evidence, of the date such cause of delay commenced and the reasons therefor. Failure of Builder to so notify Buyer of any claim for postponement of the Delivery Date within three (3) days of the date Builder knew or reasonably should have known of the commencement of such delay shall be deemed to be a waiver by Builder of its right to raise such delay.

Likewise, within five (5) days after such cause of delay ends, Builder shall notify Buyer in writing of the date such delay ended, and also shall specify the period of time by which the Delivery Date is postponed by reason of such delay. Failure of Buyer to object to Builder’s notification of any claim for postponement of the Delivery Date within ten (10) days after receipt of such claim notification shall be deemed to be a waiver by Buyer of its right to object to such postponement.

C.	Definition of Permissible Delay:

Delays on account of such causes as specified in Article VIII(A) and any other delays of a nature which under the terms of this Contract permits postponement of the Delivery Date shall be understood to be permissible delays and are to be distinguished from unauthorized delays on account of which the Contract Price is subject to adjustment as provided for in Article III hereof.

D.  Termination for Extended Force Majeure

If an event of Force Majeure lasts more than 180 days, the frustrated party shall have the right to terminate this Contract upon 30 days notice; provided, however, if the excused party has used and continues to use all commercially reasonable efforts to remedy, cure and mitigate the effect of the Force Majeure event, the frustrated party’s right to terminate this contract shall be suspended for so long as excused party continues to use commercially reasonable efforts to remedy, cure and mitigate the effect of the Force Majeure event.

If an event of Force Majeure lasts for more than 210 days, the frustrated party shall have the right to terminate this Contract upon 30 days notice, without regard to the excused party’s efforts to remedy, cure and mitigate the effect of the Force Majeure event.

ARTICLE IX - WARRANTY OF QUALITY

A.	Warranty:

Subject to the provisions hereinafter set forth, Builder warrants for a period of twelve (12) months after delivery and acceptance of the Vessel (“the Warranty Period”) that all parts of the Vessel fabricated by Builder shall be free from defect in material and workmanship, whether latent or patent, that the work shall be done in a good, substantial and workmanlike manner and in accordance with the Specifications and Drawings, and that, unless otherwise specified, all materials and equipment incorporated in the work will be new.

Builder undertakes to remedy, free of charge to Buyer, any defects in the Vessel which are due to defective material and/or workmanship of all parts of the Vessel fabricated by the Builder, provided that the defects are discovered and a notice thereof is duly given to Builder as provided below, within the Warranty Period. The aforesaid warranty excludes any parts for the Vessel that have been supplied by or on behalf of the Buyer or its agents and by any machinery, equipment and systems manufacturers. Builder shall procure commercially reasonable warranties from all suppliers and vendors, and shall assign equipment, machinery and systems manufacturer’s warranties to the Buyer.

B.	Notice of Defects:

Buyer shall notify Builder in writing of any defects for which claim is made under this warranty as promptly as feasible after discovery thereof. If the defect was discovered during dry-docking of the Vessel, Buyer must notify Builder in time for Builder to inspect the defect before the Vessel leaves the dry dock. Buyer’s written notice shall describe the nature and extent of the defects. Builder shall have no obligation for any defects discovered after the expiration of the Warranty Period.

C.	Remedy of Defects:

1.
Builder shall remedy, at its expense, any defects, against which the Vessel is warranted under this Article, by making all necessary repairs or replacements at the Shipyard within thirty (30) days of receipt of notice in accordance with Article IX(B) above.

2.
However, if it is impractical to bring the Vessel to the Shipyard, Buyer may cause the necessary repairs or replacements to be made elsewhere which is deemed suitable for the purpose, provided that, in such event, Builder may forward or supply replacement parts or materials to the Vessel, unless forwarding or supplying thereof to the Vessel would impair or delay the operation or working schedule of the Vessel. In the event that Buyer proposes to cause the necessary repairs or replacements to be made to the Vessel at any other shipyard or works than the Shipyard, Buyer shall first, but in all events as soon as possible, give Builder notice in writing of the time and place such repairs will be made, and if the Vessel is not thereby delayed, or her operation or working schedule is not thereby impaired, Builder shall have the right to verify by its own representative(s) the nature and extents of the defects complained of. Builder shall, in such case, promptly advise Buyer by written notice, after such examination has been completed, of its acceptance or rejection of the defects as ones that are covered by the warranty herein provided. Upon Builder’s acceptance of the defects as justifying remedy under this Article, or upon such final decision by a competent court, Builder shall immediately pay to Buyer for such repairs or replacements a sum equal to the reasonable cost of making the same repairs or replacements in the Shipyard.

3.
In any case, the Vessel shall be taken at Buyer’s cost, risk and responsibility to the place elected, ready in all respects for such repairs or replacements. However, notwithstanding any other provisions herein this Contract, all reasonable costs incurred by the Buyer to repair defective work discovered within the Warranty Period shall be for Builder’s account.

4.	Any dispute under this Article shall be referred to dispute resolution in accordance with the provisions of Article XIII hereof.

D.	Extent of Builder’s Responsibility:

1.
Builder shall have no responsibility or liability for any other defects whatsoever in the Vessel than the defects specified in Article IX(A). Nor shall Builder in any circumstances be responsible or liable for any consequential, incidental or special losses, damages or expenses including, but not limited to, loss of time, loss or breach of charters or other contractual commitments, loss of profit or earning or demurrage directly or indirectly occasioned to Buyer by reason of the defects specified in Article A of this Article or due to repairs or other works done to the Vessel to remedy such defects.

2.
Builder shall not be responsible for repairing any part of the Vessel which was, subsequent to delivery of the Vessel, modified by any other contractor (and said modification necessitated the repairs), or for any defects which have been caused or aggravated by improper use and maintenance of the Vessel on the part of Buyer, its servants or agents, or by ordinary wear and tear, the negligence or abuse of Buyer or the Vessel’s crew, or by any other circumstances whatsoever beyond the control of Builder.

3.
The warranty contained in this Article replaces and excludes any other liability, guarantee, warranty and/or condition imposed or implied by the law, statutory or otherwise, by reason of the construction and sale of the Vessel for and to Buyer. BUILDER MAKES NO FURTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS OF THE VESSEL, ITS MACHINERY OR EQUIPMENT FOR A PARTICULAR PURPOSE, AND ALL SUCH FURTHER WARRANTIES ARE EXPRESSLY EXCLUDED. FURTHERMORE, BUILDER SHALL HAVE NO LIABILITY UNDER ANY CIRCUMSTANCES FOR NEGLIGENCE OR MANUFACTURER'S STRICT LIABILITY IN CONNECTION WITH THE DESIGN, MANUFACTURE OR SALE OF THE VESSEL.

ARTICLE X - BUILDER’S DEFAULT

A.	Default by Builder:

Builder shall be in default hereunder if Builder:

1.
fails to perform any material duty imposed upon it by this Contract, which default Builder does not cure to the reasonable satisfaction of Buyer within fifteen (15) business days’ written notice thereof from Buyer.

2.
makes a general assignment for the benefit of its creditors, files a petition in voluntary bankruptcy or a petition for reorganization or for other relief under any bankruptcy or insolvency law, files a petition at common law or in equity for the appointment of a receiver in any court, or one or more of its creditors files a petition against Builder seeking the appointment of a receiver of Builder’s assets, whether temporary or permanent, or seeks relief under any bankruptcy or insolvency law, which petition shall not have been dissolved within a period of fifteen (15) days from the date of the filing of the petition in that court.

B.	Remedies for Builder’s Default:

1.
If Buyer asserts that Builder is in default hereunder and Builder does not dispute such assertion and does not remedy same within the respective cure periods, Buyer may terminate this Contract. If Buyer terminates this Contract pursuant to this Article X(B)(1), Buyer may require Builder to deliver possession of the Vessel and all of its equipment to Buyer, in whatever states of completion the same may be at the date of such election. If Buyer elects to take possession of the Vessel as aforesaid, then Buyer may bring such workers and subcontractors to the Shipyard as Buyer chooses and perform such work as may be necessary to remove the Vessel from the Shipyard to another location for completion or disposal. If Buyer elects to complete the Vessel in the Shipyard, Builder shall be obligated to fully cooperate with Buyer and make the Shipyard and workers available to Buyer for the purpose of completing the Vessel. In the event Buyer elects to remove the Vessel from the Shipyard, Builder shall be obligated to fully cooperate with Buyer and make the Shipyard and workers available to Buyer for the purpose of sufficient completion of the Vessel for removal from the Shipyard. Buyer may thereafter contract with or employ any other person or persons to complete the Vessel or any part thereof and provide any equipment, materials and labor as may be necessary for such completion.

2.
If Buyer terminates this Contract because of Builder’s default and if the unpaid portion of the Contract Price exceeds Buyer’s Expense, Buyer will pay the excess amount to Builder. If Buyer’s Expense exceeds the unpaid balance of the Contract Price, Builder shall pay the difference to Buyer, provided, however, such difference shall not exceed twenty percent (20%) of the Contract Price. Buyer’s Expense is the sum of the following: (i) progress and change order payments made until the date of termination, (ii) Builder’s cost for the performance of the mutually agreed scope of work necessary to remove the Vessel(s) and/or assist in their completion, and (iii) Buyer’s cost to complete the construction of the Vessel(s).

ARTICLE XI - BUYER’S DEFAULT

A.	Default by Buyer:

Buyer shall be in default if Buyer:

1.
fails to make any payment required hereunder when due or fails to perform any other material duty imposed upon it by this Contract, which default Buyer does not cure within ten (10) business days’ written notice thereof from Builder.

2.
makes a general assignment for the benefit of its creditors, files a petition in voluntary bankruptcy or a petition for reorganization or for other relief under any bankruptcy or insolvency law, files a petition at common law or in equity for the appointment of a receiver in any court, or one or more of its creditors files a petition against Buyer seeking the appointment of a receiver of Buyer’s assets, whether temporary or permanent, or seeks relief under any bankruptcy or insolvency law, which petition shall not have been dissolved within a period of ten (10) days from the date of the filing of the petition in that court.

B.	Remedies for Buyer’s Default:

In the event of Buyer’s default, Builder shall retain the hull of the Vessel and all payments as liquidated damages, which shall, however, not limit Builder's recovery against Buyer for any damages Builder has suffered by reason of such default in excess of the value of such payments, provided, however, that Builder shall have a duty to mitigate its damages and shall reimburse Buyer for such payments received from Buyer to the extent it recoups such payments from the sale of the Vessel to a third party, less reasonable costs (including litigation costs and attorney fees) incurred by Builder to make the sale.

ARTICLE XII - INSURANCE

A.	Extent of Insurance Coverage:

From the time the first material destined for inclusion as a part of the Vessel becomes at risk at the Shipyard and until the same is completed, delivered to and accepted by Buyer, Builder shall, at its own cost and expense, keep the Vessel and all machinery, materials, equipment, appurtenances and outfit delivered to the Shipyard for the Vessel or built into, or installed in or upon the Vessel, including Buyer’s Supplies, fully insured with reputable insurance companies with coverage corresponding to the American Institute Builder’s Risk Clauses (dated February 8, 1979).

The amount of such insurance coverage shall, up to the date of delivery of the Vessel, be in an amount at least equal to, but not limited to, the aggregate of the payment made by the Buyer to Builder including the value of Buyer’s Supplies. The policy referred to hereinabove shall be taken out in the name of Builder and all losses under such policy shall be payable to Builder. Upon Buyer’s request, the Builder shall provide a copy of the insurance policy or insurance certificate evidencing coverage to Buyer.

If Buyer so requests, Builder shall, at Buyer’s cost, procure insurance on the Vessel and all parts, materials, machinery and equipment intended therefor against risks of earthquake, strikes, war peril or other risks not heretofore provided and shall make all arrangements to that end. The cost of such insurance shall be reimbursed to Builder by the Buyer upon delivery of the Vessel.

B.	Application of Recovered Amount:

1.	Partial Loss:

In the event the Vessel shall be damaged by any insured cause whatsoever prior to acceptance thereof by the Buyer and in the further event that such damage shall not constitute an actual or a constructive total loss of the Vessel, Builder shall apply the amount recovered under the insurance policy referred to in Article XII(A) to the repair of such damage satisfactory to the Classification Society, and Buyer shall accept the Vessel under the Contract if completed in accordance with this Contract and Specifications.

2.	Total Loss:

However, in the event that the Vessel is determined to be an actual or constructive total loss, Builder shall, by the mutual agreement between the parties hereto, either:

a.
Proceed in accordance with the terms of this Contract, in which case the amount recovered under said insurance policy shall be applied to the reconstruction of the Vessel’s damage, provided the parties hereto shall have first agreed in writing to such reasonable postponement of the Delivery Date and adjustment of other terms of this Contract including the Contract Price as may be necessary for the completion of such reconstruction; or

b.
Refund immediately to Buyer the amount of all milestone payments paid to Builder under this Contract without any interest, whereupon this Contract shall be deemed to be rescinded and all rights, duties, liabilities and obligations of each of the parties to the other shall terminate forthwith.

If the parties hereto fail to reach such agreement within two (2) months after the Vessel is determined to be an actual or constructive total loss, the provisions of Article XII(B)(2)(b) shall apply.

C.	Termination of Builder’s Obligation to Insure:

Builder’s obligation to insure the Vessel hereunder shall cease and terminate forthwith upon delivery thereof and acceptance by the Buyer.

ARTICLE XIII - DISPUTE RESOLUTION
A.
Except as provided in Article I(C)(2) hereof and except where the amount in dispute exceeds $500,000, any dispute of a technical nature arising during the construction of the Vessel with respect to the construction of the Vessel, material or workmanship, including without limitation issues regarding compliance with this Contract and the Specifications, shall be referred to a technical expert nominated by agreement of the parties hereto, and his decision shall be final and binding upon both parties. In the event the parties are unable to agree on the nomination of an expert, the expert shall be nominated by the president of the Classification Society.

B.	Except as provided in Article XIII.A. above, any dispute under this Contract shall be resolved as follows:

(1) Each of the Parties hereto hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of Alabama for the purposes of all legal proceedings arising out of or relating to this Contract.  Each of the Parties hereto hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The parties hereto irrevocably consent to the service of process in any action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the other party at its address for notices pursuant to Article XVIII hereof. Nothing contained herein shall affect the right of the parties to serve process in any other manner permitted by law.

(2) Except as provided by Article XIII(A), in the event of a dispute, including but not limited to a commercial dispute, between the parties or a dispute connected with a personal injury or property damage claim, arising out of or relating to this Contract, or the breach thereof, the parties shall submit the dispute to non-binding mediation in Mobile, Alabama and shall make a good faith effort to resolve the dispute through the mediation process.  In the event the parties are unable to resolve their dispute through mediation pursuant to this Article XIII(B)(2), such dispute shall be settled exclusively and finally by the United States District Court for the Southern District of Alabama, as set out above.

C.	THE PARTIES HEREBY EXPRESSLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY OR AGAINST EITHER OF THEM RELATING TO THIS CONTRACT.
ARTICLE XIV - RIGHT OF ASSIGNMENT

Neither of the parties hereto shall assign this Contract to a third party unless prior consent of the other party is given in writing. This Contract shall inure to the benefit of and shall be binding upon the lawful successors of the legitimate assigns of either of the parties hereto.

ARTICLE XV - TAXES

Builder shall pay, as a cost of Builder, all United States, State, County, City and other taxes, assessments and duties lawfully assessed or levied prior to delivery and acceptance of the Vessel by Buyer against the Vessel and material, supplies and equipment to be used or used in the performance of this Contract (excepting, however, material, supplies and equipment furnished to Builder by Buyer) and any sales, use or excise taxes with respect thereto lawfully assessed or levied prior to or concurrently with delivery and acceptance of the Vessel. Any and all other taxes, assessments and/or duties shall be paid by Buyer.

ARTICLE XVI - PATENTS, TRADEMARKS, COPYRIGHTS, ETC.

A.	Patents, Trademarks and Copyrights:

Machinery and equipment of the Vessel may bear the patent number, trademarks or trade names of the manufacturers.

The Builder shall protect, defend, indemnify and hold harmless Buyer from patent liability or claims of patent infringement of any nature or kind and related costs and expenses (including the costs and expenses of litigation, if any) for, or on account of any patented or patentable invention made or used in the performance of this Contract.

Nothing contained herein shall be construed as transferring any patent or trademark rights or copyrights in equipment covered by this Contract, and all such rights are hereby expressly reserved to the true and lawful owners thereof.

B.	General Plans, Specifications and Working Drawings:

Builder retains all rights with respect to the Specifications, and plans and working drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and construction of the Vessel and Buyer shall not disclose the same or divulge any information contained therein to any third parties (other than governmental or judicial authorities pursuant to proper process), without the prior written consent of Builder, except where it is necessary for usual operation, repair and maintenance of the Vessel or for enforcing its rights under this Contract.

ARTICLE XVII - BUYER’S SUPPLIES

A.	Responsibility of Buyer:

1.
Buyer shall, at its own risk, cost and expense, supply and deliver to Builder all of the items to be furnished by Buyer as specified in the Specifications (herein called the “Buyer’s Supplies”) at a warehouse or other storage facility of the Shipyard in the proper condition ready for installation in or on the Vessel, in accordance with the time schedule designated by Builder.

2.
In order to facilitate installation by Builder of Buyer’s Supplies in or on the Vessel, Buyer shall furnish Builder with necessary specifications, plans, drawings, instruction books, manuals, test reports and certificates required for their installation. Buyer, if so requested by Builder, shall, without any charge to Builder, cause the representatives of the manufacturers of Buyer’s Supplies to assist Builder in the installation thereof in or on the Vessel and/or to carry out installation thereof by themselves or to make necessary adjustments thereof at the Shipyard.

3.
Any and all of Buyer’s Supplies shall be subject to Builder’s reasonable right of rejection, as and if they are found to be unsuitable or in improper condition for installation. However, if so requested by the Buyer, Builder may repair or adjust Buyer’s Supplies without prejudice to Builder’s other rights hereunder and without being responsible for any consequences therefrom. In such case, Buyer shall reimburse Builder for all costs and expenses incurred by Builder in such repair or adjustment and the Delivery Date shall be automatically postponed for a period of time necessary for such repair or replacement.

4.
Should Buyer fail to deliver any of Buyer’s Supplies within the time designated, the Delivery Date shall be automatically extended for a period of such delay in delivery. In such event, Buyer shall be responsible for and pay to Builder all losses and damages incurred by Builder by reason of such delay in delivery of Buyer’s Supplies and such payment shall be made upon delivery of the Vessel. If delay in delivery of any of Buyer’s Supplies exceeds thirty (30) days, then Builder shall be entitled to proceed with construction of the Vessel without installation thereof in or on the Vessel, without prejudice to Builder’s other rights as hereinabove provided, and Buyer shall accept and take delivery of the Vessel so constructed.

B.	Responsibility of Builder:

Builder shall be responsible for storing and handling with reasonable care the Buyer’s Supplies after delivery thereof at the Shipyard, and shall, at its own cost and expense, install them in or on the Vessel, unless otherwise provided herein or agreed by the parties hereto, provided, always, that Builder shall not be responsible for quality, efficiency and/or performance of any of Buyer’s Supplies.

ARTICLE XVIII - NOTICES

A.	Address:

Any and all notices and communications in connection with this Contract shall be addressed as follows:
To Buyer:

with a copy to:

To Builder:

Any notice, including any written notice, required hereunder, shall be effected and deemed received only as follows:

1.
In the case of an email, at the time of transmission recorded on the message if such time is within normal business hours on a working day at the place of receipt, otherwise at the commencement of normal business hours on the next such working day.

2.
In the case of a letter, whether sent by registered mail or delivered by hand or by courier, at the date and time of its actual delivery if delivered within normal business hours on a working day at the place of receipt, otherwise at the commencement of normal business on the next such working day.

3.
In the case of a telecopy/photographic facsimile transmission, at the time recorded together with the telephone dialing code of the receiving machine on the message if such time is within normal business hours on a working day at the place of receipt, otherwise at the commencement of normal business hours on the next such working day, but only if the time of receipt and the said code appear on the received facsimile copy, always provided, however, that such notice shall be sent by registered mail or dispatched for delivery by hand or by courier not later than on the day of such transmission.

B.	Language:
Any and all notices and communications in connection with this Contract shall be written in the English language.

ARTICLE XIX - TITLE

Title to and risk of loss of the Vessel shall pass to Buyer upon the delivery to and acceptance by Buyer of the Vessel in accordance with the terms of this Contract; provided, however, that Buyer shall have a security interest in the Vessel to the extent of progress payments made by Buyer pursuant to Article II hereof. Until such time, title to and risk of loss of the Vessel shall remain with Builder; provided however, that Builder shall retain a first priority security interest in the Vessel to extent it has not been paid under this Contract. Title to all scrap and title to any material that is surplus to the requirements of this Contract shall vest in Builder, except for title to all of Buyer’s Supplies which shall at all times remain with Buyer.

Builder is responsible for payment of all contractors hired by Builder for completion of the Vessel. Builder shall protect, defend, indemnify and hold Buyer harmless from claims by Builder’s contractors made directly against the Vessel or Buyer.

ARTICLE XX - INTERPRETATION

A.	Laws Applicable:

This Contract shall be governed by and construed in accordance with the laws of the United States of America and the State of Alabama except in regards to the provisions governing choice of laws.
B.	Discrepancies:

If any discrepancy, difference or conflict exists between the provisions of this Contract and the Specifications, then to the extent of such discrepancy, difference or conflict only, the Specifications shall be ineffectual and the provisions of this Contract shall prevail; but in all other respects the Specifications and the Drawings shall be in full force and effect. If there is any discrepancy, difference or conflict between the Specifications and the Drawings, then to the extent of such discrepancy, difference or conflict the Specifications shall prevail; provided, however, any work called for by the Specifications and not shown on the Drawings and any work shown on the Drawings but not called for in the Specifications shall be performed by Builder as a part of the Contract Work. Any discrepancy, difference or conflict between the Specifications and the Drawings and the provisions of this Contract and any discrepancy, difference or conflict between the Specifications and the Drawings themselves discovered by one party to this Contract shall be brought to the attention of the other party promptly in writing.

C.	Entire Agreement:

This Contract contains the entire agreement and understanding between the parties hereto and supersedes all prior negotiations, representations, undertakings and agreements on any subject matter of this Contract. Except as otherwise provided herein, this Contract may be amended or modified only by a written agreement executed by each of the parties.

ARTICLE XXI - LIMITATION OF LIABILITY AND NO BROKERAGE

A.	Limitation of Liability:

The parties confirm that the express remedies and measures of damages provided in this Contract satisfy the essential purposes hereof. For breach of any provision for which an express remedy or measure of damages is provided, such express remedy or measure of damages shall be the sole and exclusive remedy therefor. If no remedy or measure of damages is expressly herein provided, the obligor’s liability shall be limited to direct actual damages only, such direct actual damages shall be the sole and exclusive remedy. The parties confirm and agree that under this Contract, no party shall be required to pay or be liable for special, consequential, incidental, punitive, exemplary or indirect damages, lost profit or business interruption damages, by statute, in tort, contract or otherwise. To the extent any damages required to be paid hereunder are liquidated damages, the parties acknowledge that the damages are difficult or impossible to determine, otherwise obtaining an adequate remedy is inconvenient and the liquidated damages constitute a reasonable approximation of the harm and loss.

B.	Brokerage:

No third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transaction contemplated by this Contract based on any arrangement or agreement made by or on behalf of neither Buyer nor Builder.

ARTICLE XXII - INDEMNITIES

A.	Builder Indemnity:

1.
Personnel. Builder shall release, defend, indemnify, and hold harmless Buyer, its parent or affiliated companies, the owner of the Vessel, and their respective officers, directors, employees, contractors, subcontractors, vendors, invitees, licensees and agents, except any of the foregoing which are part of the Builder Group (collectively, "Buyer Group") from and against all liability, claims, losses, damages, costs, expenses, attorneys' fees, demands, suits and causes of action of every kind and character, arising in favor of Builder, its parent or affiliated companies, and their respective officers, directors, employees, contractors, subcontractors, vendors, invitees, licensees and agents, except any of the foregoing which are a part of the Buyer Group (collectively "Builder Group") on account of personal injury or death of any member of the Builder Group in any way related to this Contract, regardless of the sole, joint or concurrent negligence, negligence per se, statutory fault, or strict liability of any member of the Buyer Group or the unseaworthiness of the Vessel or any vessels owned, operated or chartered by any member of the Buyer Group that may have caused or contributed to the claims, to the extent such indemnity obligations are not prohibited by applicable law.

2.
Third Parties. Builder shall release, defend, indemnify, and hold the Buyer Group harmless from and against all liability, claims, losses, damages, , costs, expenses, attorneys’ fees, demands, suits and causes of action of every kind and character, arising in favor of any Third Party on account of personal injury or death and/or damages to Third Party property in any way related to this Contract, regardless of whether resulting from the sole, joint or concurrent negligence, negligence per se, statutory fault, or strict liability of Buyer Group, unless said liability or claim arises from the gross negligence of Buyer Group. As used herein, a “Third Party” is any person or entity not included in either the Buyer Group or the Builder Group.

3.
Pollution. Notwithstanding anything to the contrary herein, Builder shall release, defend, indemnify, and hold the Buyer Group harmless from and against all claims, demands, suits, causes of action, damages, natural resource damage assessments, response, cleanup, containment or disposal expenses and other liabilities, including, but not limited to, attorneys’ fees and the costs of litigation or administrative proceedings, arising from any spill, discharge, escape, release of or exposure to any waste, rubbish, petroleum, chemical or hazardous substances whether solid, liquid or gas, originating from any equipment, facility or property of the Builder Group, or from the Vessel prior to completion of all Milestone Events identified in Exhibit “C”, and the handling, removal, transportation or disposal thereof, except to the extent such claims directly resulted from the negligence of any member of the Buyer Group.

4.
Property Damage / Buyer Group and Builder Group Property. With respect to damage to, or loss of, Buyer’s property, including without limitation, the Vessel, (“Buyer Property”), the parties agree that Builder Group shall not be liable to Buyer Group or its lenders or insurers for any damage to, or loss of, Buyer Property except such damage or loss as is caused during the Contract Work by Builder Group’s negligence, and then only to the extent of Builder Group’s negligence and in no event shall the aggregate liabilities to all parties in interest for damage sustained by them as a result of such damage or loss exceed the insurance coverages and limits set out in Article XII. Builder shall release, indemnify, defend and hold Buyer Group harmless from and against all claims, costs, losses or liabilities (including attorney’s fees and court costs) arising from, or relating to, destruction of or damage to Buyer Group Property and property of any member of Builder Group, but only where such damage or loss is caused, in whole or part, by Builder Group’s negligence. This indemnity shall apply irrespective of the joint or concurrent negligence, negligence per se, gross negligence, statutory fault or strict liability of any member of Buyer Group or any pre-existing condition or the unseaworthiness of any vessels. In the event any member of Buyer Group or its lenders or any insurer of the Buyer Property makes any claim against Builder Group for any damage to or loss of Buyer Property, Buyer shall release, indemnify and hold Builder Group harmless from any such claim to the extent it exposes Builder Group to any liability in excess of the Contract Price. This indemnity of Builder Group by Buyer Group in excess of the Contract Price shall apply irrespective of the sole joint or concurrent negligence, negligence per se, gross negligence, statutory fault or strict liability of any member of the Builder Group, or any pre-existing condition or the unseaworthiness of any vessels.

B.	Buyer Indemnity:

1.
Personnel. Buyer shall release, defend, indemnify, and hold the Builder Group harmless from and against all liability, claims, losses, damages, costs, expenses, attorney's fees, demands, suits and causes of action of every kind and character, arising in favor of any member of the Buyer Group on account of personal injury or death of any member of the Buyer Group in any way incident to, or in connection with, or arising out of or under this Contract, regardless of the sole, joint or concurrent negligence, negligence per se, statutory fault, or strict liability of any member of the Builder Group or the unseaworthiness of any Vessel owned, operated or chartered by any member of the Builder Group that may have caused or contributed to the claims, to the extent such indemnity obligations are not prohibited by applicable law.

2.
Third Parties. Buyer shall release, defend, indemnify, and hold the Builder Group harmless from and against all liability, claims, losses, damages, , costs, expenses, attorneys' fees, demands, suits and causes of action of every kind and character, arising in favor of any Third Party on account of personal injury or death and/or damages to Third Party property in any way incident to, or in connection with, or arising out of or under this Contract, but only to the extent said damages result from the gross negligence of any member of the Buyer Group or the unseaworthiness of the Vessel or any vessels owned, operated or chartered by any member of the Buyer Group. As used herein, a Third Party is any person or entity not included in either the Buyer Group or the Builder Group.

3.
Pollution. Notwithstanding anything to the contrary herein, Buyer shall release, defend, indemnify, and hold the Builder Group harmless from and against all claims, demands, suits, causes of action, damages, natural resource damage assessments, response, clean up, containment or disposal expenses and other liabilities, including, but not limited to, attorneys’ fees and the costs of litigation or administrative proceedings, arising from any spill, discharge, escape, release of or exposure to any waste, rubbish, petroleum, chemical or hazardous substance, whether solid, liquid or gas, originating from any equipment, facility or property of the Buyer Group, including the Vessel occurring after completion of all Milestone Events identified in Exhibit “C” and arising from the handling, removal, transportation or disposal thereof, except to the extent such claims directly resulted from the negligence of a member of the Builder Group.

4.
Property Damage / Builder Group and Buyer Group Property. With respect to damage to, or loss of, Builder’s property, including without limitation, its bulkheads and piers, (“Builder Property”), the parties agree that Buyer Group shall not be liable to Builder Group or its lenders or insurers for any damage to, or loss of, Builder Property except such damage or loss as is caused by Buyer Group’s negligence, and then only to the extent of Buyer Group’s negligence, and in no event shall the aggregate liabilities to all parties in interest for damage sustained by them as a result of such damage or loss exceed the insurance coverages and limits set out in Article XII. Notwithstanding the language of the second and third sentences in Article XXII, A.4 above, Buyer shall release, indemnify, defend and hold Builder Group harmless from and against all claims, costs, losses or liabilities (including attorney’s fees and court costs arising from, or relating to, destruction of or damage to Builder Property and Buyer Group Property, but only where such damage or loss is caused in whole or part by Buyer Group’s negligence, and is not caused by Builder Group’s negligence.. This indemnity shall apply irrespective of any pre-existing condition or the unseaworthiness of any vessels. In the event any member of Builder Group or its lenders or any insurer of the Builder Property makes any claim against Buyer Group for any damage to or loss of Builder Property, Builder shall release, indemnify and hold Buyer Group harmless from any such claim to the extent it exposes Buyer Group to any liability in excess of the Contract Price. This indemnity of Buyer Group by Builder Group in excess of the Contract Price shall apply irrespective of the sole joint or concurrent negligence, negligence per se, gross negligence, statutory fault or strict liability of any member of the Buyer Group, or any pre-existing condition or the unseaworthiness of any vessels.

In no event shall the Buyer Group, the Builder Group, or the Vessel, be liable under this Article, whether in contract, warranty or tort (including negligence or strict liability) for incidental or consequential damages, including, without limitation, loss of charter hire or anticipated profits or revenues, delays or increased cost of operation or by reason of shutdown. The Buyer Group and the Builder Group hereby mutually release each other from all such loss or damage. Similarly, in no event shall the aggregate liability under the Buyer Indemnity or the Builder Indemnity exceed the insurance coverages and limits set out in Article XII.

ARTICLE XXIII - EFFECTIVE DATE OF CONTRACT

This Contract shall become effective as from the date of execution hereof by the Buyer and the Builder.
IN WITNESS WHEREOF, the parties hereto have caused this Contract to be duly executed as of the day and year first above written.

For the BUYER:

______________________________
By :

For the BUILDER:

______________________________
By :

EXHIBIT [“A”]

The Specifications

EXHIBIT [“B”]

The Drawings

EXHIBIT [“C”]

Milestone Payment Schedule

EXHIBIT [“D”]

Protocol of Delivery and Acceptance

EXHIBIT “C”
MILESTONE PAYMENT SCHEUDLE
FOR
HULL NO. ____
FOR
TRICO MARINE ASSETS, INC.

Payment No. Description    % of Contract Price  Amount in $US

1.  Contract Execution    10% $1,760,000
2.  Order Main Engines and Z drives    10% $1,760,000
3.  Order Steel for Vessel       5% $880,000
4.  Start Steel Processing          10% $1,760,000
5.  Start Panels of first assembly        5% $880,000
6.  Start Panels for Superstructure   10% $1,760,000
7.  Complete Installation of Bow Thruster Tunnels  10% $1,760,000
8.  Complete assembly of first inner bottom and wing tanks 10% $1,760,000
9.  Set Main Generators in the Unit         5% $880,000
10.  Set Superstructure on Bow        5% $880,000
11.  Join Stern to Hull                 5% $880,000
12.  Launch Vessel        5% $880,000
13.  Delivery     Balance of Contract Price $1,760,000

Exhibit “D”

FORM PROTOCOL OF DELIVERY AND ACCEPTANCE

Trico Marine Assets, Inc.

THIS IS TO CERTIFY that _________ (Vessel name), Hull Number ____ (“the Vessel”) has been built in accordance with a certain construction and sale agreement, dated as of _______________ between Bender Shipbuilding & Repair Co., Inc. (“Builder”) and Trico Marine Assets, Inc. (“Buyer”) (“the Contract”). It is hereby acknowledged that the Vessel is presented in a new condition at a satisfactory level of completeness, with resolution to any listed exceptions and credits.

Buyer hereby certifies that it has inspected and does hereby accept and acknowledge sole care, custody, control and receipt of the Vessel in accordance with the Contract, safely afloat at Bender’s facilities on the ____ day of _______, 200_, at ______A/PM.

Trico Marine Assets, Inc.

________________________________
By:
Its:

Bender Shipbuilding & Repair Co., Inc.

_________________________________
By:
Its: